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EXHIBIT 10.5

                               KINGDOM OF CAMBODIA
                              Nation Religion King
                                 **************


MINISTRY OF ECONOMY & FINANCE
No. 009


                                  INSTRUCTIONS
                          To IMPLEMENT LOTTERY LICENSE
                                 ==============


         According to an Announcement No, 1125 dated August 01, 2002 of the Council of Ministers. The Ministry of Economy & Finance, on behalf of the Royal Government of Cambodia, issued the license to Mr. BENJAMIN JOSEPH PERRY, American citizen, a director of Golden Win Win (Cambodia) INC of 9. St. 592 Sangkat Boeng Kengkang 2, Khan Chamkarmon, Phnom Penh, in order to operate the lotteries in the Kingdom of Cambodia. as the following terms and conditions:


ARTICLE 1: PROVISION OF LICENSE

         The license holder is allowed to operate the lotteries in the Kingdom of Cambodia under conditions described in Article 2, and must provide and maintain the lottery system under quality and international standard. The categories of lottery allowed to the holder to operate in the Kingdom of Cambodia are scratching lottery and lotto 6/94. The licensed categories, the holder has not operated or operated, but postponed more than 04 months those categories shall be automatically invalid. Before operation, the holder must be provided technical-level inspection and lottery location prior one month by the Ministry of Economy & Finance. The holder must follow the lottery laws, rules, regulations and announcement of the Kingdom of Cambodia consecutively issued by the ministry in relation to form, content, style and price of lottery ticket.


ARTICLE 2: DURATION OF LICENSE

         This license is for 3 years upon the signed date. If the holder wishes to extend it. must submit application to the ministry not more than 3 months' time before expiry of license. Such extension shall be the right and power of the ministry.


ARTICLE 3: INCOME PAID TO STATE

         The holder must pay income by percentage of gross income on sale to the National Treasury under the following rate:


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          1st year to 5th year          :10%
          6th year to 10 year           :12%
          11th year to 15th year        :13%
          16th year to 25th year        :15%


         This income shall be paid monthly at least 10th day of the following months to the National Treasury. Profit earned by company shall be invested in the Kingdom of Cambodia. To check such income appropriately the Ministry of economy & Finance (Financial Industry Department) and the holder shall check jointly the number of lottery tickets or jurisdiction letter of lotto operation (approval remarked by the Ministry of Economy & Finance) before sale and remained lottery tickets.

ARTICLE 4: TAX AND DUTY

         Besides income per Article 3. The holder shall pay other tax and duty under the laws of the Kingdom of Cambodia.

ARTICLE 5: MONTHLY REPORT

         The holder must maintain suitably the documents in relation to the lottery operation. During monthly income payment, the holder must submit monthly report in detail on gross income from its operation prior 5th day of the following month to the ministry. This report shall be certified correctly by authorized representative of the holder.

ARTICLE 6: ANNUAL REPORT

         Within three months after end of each year, the holder shall submit the ministry the accounting lists of fiscal year that shall be checked by accounting manager from any auditing company acknowledged by the Ministry of Economy & Finance. The accounting manager's report shall be submitted to the ministry.


ARTICLE 7: CHECKING OF LIST

         Within 7 days after giving writing notice or in the case of necessity, the ministry reserves the right to check lists and documents related to lottery operation. The Ministry shall make convenience to the officials of ministry to check the lists and documents of the holder. The ministry has the right to employ an accountant to participate in checking an duplicate a documents under its requirement for such checking.

ARTICLE       8: LOTTERY OPERATION

The lottery tickets sold the holder must:

         a.       Provide fairness and equity of earned to the purchasers


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         b.       Provide at least 50% or income from lottery tickets sold for rewards to the purchasers after paid income based on the rate defined.
         c. Issuance of lottery shall be under supervision by an independent party of auditing company acknowledged by the Ministry of Economy & Finance
         d. The result of lottery shall be published in any press, which is broadcasting throughout the Kingdom of Cambodia. The successful lotteries shall be paid within 30 days' time and submit the result to the ministry.
         e.       Carry out under the terms stipulated by law.


ARTICLE 9: ACCOUNT AT NATIONAL TREASURY

         The holder must deposit for its reward guarantee at the National Treasury for using in buying or paying rewards while company has financial problem that cannot be solved or bankrupted. The cash to be deposited at National Treasury is 50% of gross income after paid to National Treasury under the rate defined. See attached _____ system explaining why this is not ____ case. See attached bank ___________.

ARTICLE 10: ASSIGNMENT, DISTRIBUTOR AND AGENT

         The holder must not assign this license to another part without writing consent from the ministry. The holder has the right to employ staff and create its branch network in each area permitted.

ARTICLE 11: PENALTY

         The holder fails to pay any sum (fiscal, income to National Treasury and deposit for reward guarantee) to the ministry under schedule. The payment by holder after the schedule shall be fined under Fiscal Law
         Article 125 to Article 140 as below:

         a. Late 01 month shall fine 10% plus interest of 2% of unpaid amount or balance
         b. Late months shall fine 25% to 40% plus interest of 2% of unpaid amount or balance

         The income not declared to the ministry shall fine 10 times of not declared amount.

         In the case notice after postpone more than 03 days the company shall be fined 10 times of income to National Treasury at the last month paid.


ARTICLE 12: TERMINATION

         The ministry reserves the right to terminate the holder's operation, if:

         o The holder operates categories not permitted in license, no additional approval from the Ministry of Economy & Finance or has permission, but misconduct against technical specification defined by ministry.
         o The holder is operating the license, which is invalid. The company may ____________ obtained a new license from the ministry.


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         o        The monthly income level of company is not fit the business scope.


ARTICLE 13: CANCELLATION OF LICENSE

         The ministry reserves the right to cancel the license under events and solutions that the holder has not responded within 15 days to the writing notice of ministry in order to solve default or failure to respect the terms of license as below:

         a. The holder has not commenced its operation within 06 months (six months) from the date of issuing license. In the case of reasonable reason and specific extension is based on decision of ministry.
         b. The holder does not perform the terms of license under the law of Kingdom of Cambodia (law passed and amended consecutively) or fails to follow instructions of the ministry.
         c. The holder postpones its operation more than 02 month without any reason.
         d. The holder operates its activity without depositing reward guarantee under restriction of the ministry.
         e. There is a big difference between monthly report submitted to ministry and report on checking accounts submitted to ministry at the end of the year.
         f. The holder fails to provide analyzed accounting list and documents related to its lottery operation under the requirement of ministry.
         g. The holder transfers this license to another party without consent.
         h. The company is bankrupted, the ministry will order to stop activity and pay debts. The ministry will assign a manager to oversee and occupy assets on behalf of company.
         i. Within the first year of the license period, the holder has not promoted and sold the lottery tickets in the Kingdom of Cambodia.
         j. The holder has committed crime or illegal action against the law that the ministry has found such act is not fit as the license holder. After cancellation. the holder must stop its activity immediately in markets and lottery operation.


ARTICLE 14: NOTICE

         Any notice given by the ministry and holder shall be made in writing to the legally authorized representative of relevant party by: (1) deliver by hand, (2) post office, (3) or fax. These notices shall be considered that received: (1) state time of receipt if deliver by hand. (2) sign to receive, if registered. (3) while receive a copy of notice by fax if send by fax.


ARTICLE 15: GOVERNING LAW AND LANGUAGE

         The license is governed and defined by the law of Kingdom of Cambodia. It is in two languages of Khmer and English. The Khmer version is formal for this license.


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         This license is issued by Ministry of Economy & Finance on 09 October
         2002.


                                                       SENIOR MINISTER
                                                MINISTER OF ECONOMY & FINANCE



I, BENJAMIN JOSEPH PERRY,
director of Golden Win Win (Cambodia) INC
promise to follow the terms and conditions of
license and regulations of the Ministry of
Economy & Finance.                                        KIET CHHON
If I fails to do so, I shall be fully responsible for the law in force.

Phnom Pehn...............2002


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                             IMPLEMENTING DIRECTIVE
                                 LOTTERY LICENSE
                                    *********



In accordance with the announcement No. 1125 IFN of the Office of the Council Ministers dated on 01 August, 2002.

The Royal Government of Cambodia instead of the Ministry of Economy and Finance license Mr. BENJAMIN JOSEPH PERRY, American nationality, the president of Golden Win Win (Cambodia) Inc. located at house # 9, Street 592, Section Boeng Kak 2, Tuol Kauk District, Phnom Penh to operate lottery business in the Kingdom of Cambodia in according to the below conditions:

ARTICLE I: LICENSING

Licensee is permitted to operate lottery business in the Kingdom of Cambodia in according to the conditions as stated in Article 2 and must provide and keep lottery system with quality and international level. Type of lottery that the licensee is permitted to operate are ........................ in all over the
Kingdom of Cambodia. For the type of lottery that has received permission but the licensee do not (fails to) operate within. 04 months that type of lottery will be automatically invalid. Before operating the licensee must provide control on the techniques and location of lotto gaming from the Ministry of Economy and Finance within a month in advance. The licensee must respect to the existing lottery law of the Kingdom of Cambodia and regulation or other declarations which have already announced as well as implementing evenly the regulation or declaration issued by the ministry within each phase that related to the procedure, content, style, and price of the lottery-ticket.

ARTICLE 2: DURATION OF LICENSE

This license is provided for 3 years period counted from the date of signature is made on the license. If the licensee has intended to renew the license then he/she must submit application form for the permission to the Ministry not over 3 months before the existing license expires. The grant of renew licensing is the rights of the ministry.

ARTICLE 3: REVENUE TO BE PAID TO GOVERNMENT:

The licensee must pay income to the national treasury in according to the percentage of gross sale revenue of lottery ticket as the following rate:
     - 1st year to 5th year                              10%
     - 6th year to 10th year                             12%
     - 11th year to 15th year                            13%
     - 16th year to 25th year                            15%

This revenue must pay to the national treasury every month at most up to the 10-day of the following month. Profits earn by company must invest in the Kingdom of Cambodia. In order to inspect appropriately on the revenue, the Ministry of Economy and Finance (Department of Finance Industry) and the licensee shall inspect together on the number of lottery-ticket or relevant papers of the lotto operation (which has the sign-mark permission from the Ministry of Economy and Finance) before selling and the remaining tickets.

ARTICLE 4: OTHER TAXES:

Besides the payment of revenue as stated in article 3, licensee shall pay taxes in according to the law of the Kingdom of Cambodia.


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ARTICLE 5: MONTHLY REPORT

Licensee shall keep strictly all documents related to the lottery operation. When paying revenue in each month, licensee shall provide detailed reports of gross income earned from the lottery business in the previous month to the ministry on the 5th of next month. This report must be certified that is true and correct by a representative whom the licensee has authorized to.

ARTICLE 6: ANNUAL REPORT

Within 3 months after finishing each year, the licensee shall give the ministry the accounting list of fiscal year in which is inspected by accountant from the auditing company whom recognized by the ministry.

ARTICLE 7: INSPECTION OF PAPERS

ARTICLE 8: LOTTERY BUSINESS OPERATION:

Lottery-ticket to be sold by the licensee must:

A. Granting accurately, fairly, and equally in winning prize to the purchaser.

B. Granting at least 50% of revenue from selling of tickets as the prize for purchasers, after paying revenue to the budget based on the rate setting.

C. Drawing of lottery shall draw under checking by independent party of the audit accounting firm in which recognized by the Ministry of Economy and Finance.

D. The result of drawing shall announce in any media, which is publishing within the Kingdom of Cambodia. The winning ticket shall pay within 30 day and shall inform to the ministry about the result of paying the prize.

E. Implementing in according to the conditions which will be stated in the law by each phase.

ARTICLE 9: ACCOUNT SECTION AT THE NATIONAL TREASURY:

The licensee shall open its own separate deposit account at the national treasury in order to pay cash in buying prize or payout to the winners. Cash to be paid to the national treasury is equal to 50% of gross revenue after paying revenue to the budget based on the rate setting the licensee can withdraw the above deposit money when stop doing the business.

ARTICLE 10: TRANSFER DISTRIBUTOR AND AGENT

The licensee must not transfer this license to another party without any written agreement from the Ministry. The licensee has right to employ staff and establish channel of selling tickets in each area where he/she receive permission.

ARTICLE 11: CANCELLATION OF LICENSE:

The Ministry has right to cancel the license in according to the fact and all resolutions that the unable to within 30 days to the written announcement of the Ministry in order to value on the ___________ and do not implement the conditions of license as below: A. The ______ has not started the _________ within 04 months (four months) counted from the date of licensing is made. In case of having reasonable cause and _______, the delay of opening business is depending on the decision of the ministry.

B. The licensee has not implemented in according to conditions of license, in according to the lottery law of the Kingdom of Cambodia (existing and amendment law) or do not respect to the advice of the ministry.

C. Licensee fails to pay any amount to the ministry within the periodic time.

D........................

E........................

F........................


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G........................

H........................

I........................

ARTICLE 12: ANNOUNCEMENT
................................


ARTICLE 13: MANAGEMENT LAW - LANGUAGES

The license shall be managed and determined by the law of the Kingdom of Cambodia. The license shall be made in tow languages: Khmer and English. Khmer version is the official text of the license.

The license issue by the Ministry of Economy and Finance on ............, 2002


I am BENJAMIN JOSEPH PERRY, the president of
Golden Win Win (Cambodia) Inc. would like to               SENIOR MINISTER
promise that to be respected to all meaning            MINISTER OF MINISTRY OF
as stated in the conditions of license and             ECONOMY AND FINANCE
other regulations of the
Ministry of Economy and Finance.
In the case that I do not follow I would like to be
responsible in front of the law.
     Phnom Pehn, Date.............., 2002
                      Signature